Exhibit 23.2

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2024, which includes an explanatory paragraph on the Company’s ability to continue as a going concern, related to the combined carved-out financial statements of the Battery Group of Global Graphene Group, Inc. as of December 31, 2023 and for the year then ended, which report appears in the 2024 Annual Report on Form 10-K of Solidion Technology, Inc.

/s/ GBQ Partners LLC

Columbus, Ohio

February 12, 2026